Exhibit 107
Calculation of Filing Fee Table
FORM
S-3
(Form Type)
ZIMMER BIOMET HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	4.700% Notes due 2027	457(r)	$600,000,000.00	99.921%	$599,526,000.00	0.00015310	$91,787.43

	Debt	5.050% Notes due 2030	457(r)	$550,000,000.00	99.817%	$548,993,500.00	0.00015310	$84,050.90

	Debt	5.500% Notes due 2035	457(r)	$600,000,000.00	99.932%	$599,592,000.00	0.00015310	$91,797.54

	Total Offering Amount					$1,748,111,500.00		$267,635.87

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$267,635.87
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $1,748,111,500.00.